UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thompson IM Funds, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ProxyLite Script Sample 3 – close to meeting date

“Hello, this is Jason Stephens,

I am the CEO of Thompson IM Funds, and I am calling to discuss your investment in the Thompson Bond Fund.

There is an important proposal concerning a New Advisory Agreement out to our shareholders and it is important to me to get your view and your vote on this issue.

With only a few weeks left until our January 30, 2020 deadline, I am reaching out to our shareholders that have not yet voted.

I apologize for the inconvenience, but your vote will only take a moment and you can vote now by pressing 1 to be connected to a Broadridge proxy specialist.

If this message was recorded on your voicemail please take a moment to call at your earliest convenience, 800-574-5926 that’s 800-574-5926 to vote your shares, or you may use your proxy card and voting instructions you received in the mail.

As a reminder the Board of Directors believes the proposal is in the best interest of the shareholders and recommended a vote FOR the proposal.

Acting now will ensure that you do not receive any additional solicitation. We appreciate your support and thank you in advance for your vote.”

ProxyLite Script Sample 4 – close to meeting date

“Hello, this is Jason Stephens,

I am the CEO of Thompson IM Funds, and I am calling to discuss your investment in the Thompson Bond Fund.

There is an important proposal concerning a New Advisory Agreement out to our shareholders and it is important to me to get your view and your vote on this issue.

With only a few days left until our January 30, 2020 deadline, I am reaching out to our shareholders that have not yet voted.

I apologize for the inconvenience, but your vote will only take a moment and you can vote now by pressing 1 to be connected to a Broadridge proxy specialist.

If this message was recorded on your voicemail please take a moment to call at your earliest convenience, 800-574-5926 that’s 800-574-5926 to vote your shares, or you may use your proxy card and voting instructions you received in the mail.

As a reminder the Board of Directors believes the proposal is in the best interest of the shareholders and recommended a vote FOR the proposal.

Acting now will ensure that you do not receive any additional solicitation. We appreciate your support and thank you in advance for your vote.”